UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2012

MONDIAL VENTURES, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-51033 (Commission File Number)	27-4481914 (IRS Employer Identification No.)

6564 Smoke Tree Lane, Scottsdale Arizona (principal executive offices)	85253 (Zip Code)

(480) 948-6581
(Registrant’s telephone number, including area code)

 (Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01.	Other Information

On January 02, 2013, Mondial Ventures, Inc. (the “Company”) was made aware of a 13G filing made by Asher Enterprises Inc. (“AEI”). Within the contents of that filing certain claims regarding the beneficial ownership and voting rights of 5,294,700 shares of Mondial Ventures, Inc. were made which the Company feels are erroneous and need to be clarified. To date, Asher Enterprises Inc. is not the beneficial owner of any shares of Mondial Ventures, Inc. and currently has zero voting rights for any said shares. In accordance to the terms of a note recently signed by both companies (see terms below) AEI will not have the rights to conversion or beneficial ownership for 180 days. However, it is the intent of the Company to repay the note with interest which would negate any ability for a potential conversion.

Effective December 27, 2012 Mondial Ventures, Inc. completed a nine (9) month 8% convertible promissory note with Asher Enterprises, Inc. for $27,500 with right of prepayment held by the Company for 180 days. The promissory note has no right to convert over the first 180 day period if prepayment is made in accordance with the terms of the note established for same. There were no (0) shares issued in connection with execution of the note, and no (0) voting control or beneficial ownership of shares held by AEI at this time in connection with same. If prepayment for the note is not made by the Company in accordance with the terms thereon then it would become available for conversion for and after 180 days, and or for any unpaid portion thereon, if any, along with interest or other default provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 04, 2013

MONDIAL VENTURES, INC.

By	/s/ Dennis R. Alexander
Dennis R. Alexander, Chief Executive Officer